Exhibit 99.1

                             NEWS RELEASE

LINN Energy Announces Permian Trade with Exxon Mobil Corporation

HOUSTON, May 21, 2014 – LINN Energy, LLC (NASDAQ: LINE) (“LINN” or “the Company”) and LinnCo, LLC (NASDAQ: LNCO) (“LinnCo”) announced today that LINN has signed a definitive agreement to trade a portion of its Permian Basin properties to Exxon Mobil Corporation (NYSE: XOM) and its wholly owned subsidiary XTO Energy Inc. (collectively, “ExxonMobil”) for operating interests in the Hugoton Basin. The transaction is expected to close in the third quarter of 2014 with an effective date of June 1, 2014.
LINN will receive a portion of ExxonMobil’s interest in its Hugoton Field, which is currently producing approximately 85 MMcfe/d (80 percent natural gas and 20 percent NGL) with a shallow base decline of approximately six percent. Total reserves are estimated to be approximately 700 Bcfe (80 percent natural gas and 78 percent PDP). The field is comprised of more than 500,000 net acres and has approximately 2,300 operated wells. LINN has identified more than 400 future drilling locations, doubling the Company’s inventory in the Hugoton Field.
In exchange, ExxonMobil will receive approximately 25,000 net acres in the Midland Basin, which are located primarily in Midland, Martin, Upton and Glasscock Counties. ExxonMobil will obtain approximately 2.0 MBoe/d of current production, and LINN will retain approximately 3.0 MBoe/d of production from the aforementioned acreage. Additionally, ExxonMobil will receive approximately 1,000 acres in Lea County, New Mexico.
“Today’s trade announcement with ExxonMobil is a strategic portfolio improvement for LINN that reinforces our commitment to mature, long-lived oil and natural gas assets with low and predictable decline rates,” said Mark E. Ellis, Chairman, President and Chief Executive Officer. “We believe this trade unlocks value for LINN, and are extremely excited to add assets that we believe are an ideal fit for our already sizeable position in the Hugoton Basin. We also expect this transaction to be accretive to excess of net cash provided by operating activities after distributions to unitholders.”
Significant characteristics LINN expects to receive from the ExxonMobil trade:

•	Excellent mature assets with a decline rate of approximately six percent and reserve life of approximately 22 years;

•	Approximately 400 future drilling locations, doubling the Company’s inventory in Hugoton Field;

•	LINN becomes the largest producer in Hugoton Basin;

•	Potential future synergies from additional throughput into LINN’s Jayhawk natural gas processing plant;

•	Tax efficient exchange of assets; and

•	Credit positive from increased cash flow, production and reserves.
“Following the closing of this transaction with ExxonMobil, LINN will have remaining production of approximately 15 MBoe/d and approximately 30,000 net acres in the Midland Basin that is prospective for horizontal Wolfcamp drilling,”

Exhibit 99.1

Mr. Ellis noted. “We continue to see strong interest in the market for a trade or sale of these remaining assets and believe there is significant additional value for our unitholders.”
The transaction with ExxonMobil is subject to satisfactory completion of title and environmental due diligence, as well as the satisfaction of closing conditions. The transaction is expected to close in the third quarter of 2014 with an effective date of June 1, 2014.
Supplemental information regarding the Hugoton and Midland Basin Permian trade is posted at www.linnenergy.com.
NAPTP Conference Presentation
Mark E. Ellis, Chairman, President and Chief Executive Officer, and Kolja Rockov, Executive Vice President and Chief Financial Officer will present at the NAPTP Conference in Jacksonville, Florida on Thursday, May 22, 2014, at 8:30 a.m. Eastern Time. The presentation will be posted prior to May 22, 2014 on the Company’s website at www.linnenergy.com.
ADVISORS
RBC Richardson Barr and Evercore Group L.L.C. acted as financial advisors to LINN during this transaction.
ABOUT LINN ENERGY
LINN Energy’s mission is to acquire, develop and maximize cash flow from a growing portfolio of long-life oil and natural gas assets. LINN Energy is a top-15 U.S. independent oil and natural gas development company, with approximately 7.0 Tcfe of proved reserves (pro forma for announced 2014 trade) in producing U.S. basins as of December 31, 2013. More information about LINN Energy is available at www.linnenergy.com.
ABOUT LINNCO

LinnCo was created to enhance LINN Energy’s ability to raise additional equity capital to execute on its acquisition and growth strategy. LinnCo is a Delaware limited liability company that has elected to be taxed as a corporation for United States federal income tax purposes, and accordingly its shareholders will receive a Form 1099 in respect of any dividends paid by LinnCo. More information about LinnCo is available at www.linnco.com.
SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS
This press release includes "forward-looking statements." All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements include, but are not limited to forward-looking statements related to acquisitions, trades or divestitures, timing and payment of distributions, taxes and the expectations of plans, strategies, objectives and anticipated financial and operating results of the Company, including the Company's drilling program, production, hedging activities, capital expenditure levels and other guidance included in this press release. These statements are based on certain assumptions made by the Company based on management's experience and perception of current conditions, historical trends, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to the Company's financial performance and results, availability of sufficient cash flow to pay distributions and execute its business plan, prices and demand for oil, natural gas and natural gas liquids, the ability to replace reserves and efficiently develop current reserves and other important factors that could cause actual results to differ materially from those projected as described in the Company's reports filed with the Securities and Exchange Commission. Please read "Risk Factors" in the Company’s Annual Report on Form 10-K and other public filings and press releases.

Exhibit 99.1

Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:        LINN Energy, LLC and LinnCo, LLC

Investors and Media:

Clay Jeansonne, Vice President, Investor and Public Relations
281-840-4193

Zach Dailey, Director, Investor Relations
713-904-6547

Sarah Nordin, Public Relations & Media
713-904-6605

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